Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

1mage Software, Inc.
Englewood, Colorado


   We consent to the incorporation by reference in Form S-3 (SEC File No. 333-35265) and Form S-8 (SEC File No's. 33-78096, 33-86760 and 333-30787)
of our report dated January 22, 2004, except for the refinancing of the line of credit as to which the date if February 24, 2004, as discussed in
Note 4 of the Company's financial statements, relating to the balance sheets of 1mage Software, Inc. as of December 31, 2003 and 2002, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003, as included in this Form 10-K.



                                                       /s/ BKD, LLP



Denver, Colorado.
February 24, 2004